Exhibit 99.1

For Immediate Release:  Financial and Business Editor . . . August  5, 2004

The Bank Holdings Reports Second Quarter Results

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank, today announced its third consecutive quarter of profitable operations and continued growth for the quarter ended June 30, 2004. Net income of $86 thousand was reported for the period as compared to a loss of $382 thousand for the same period of 2003. The company experienced continued growth during the second quarter of 2004 as compared to March 31, 2004 and December 31, 2003. Since December 31, 2003, deposits have risen 32% to $196 million, gross loans have increased over 45% to approximately $120 million, and total assets increased by 44% to $240 million.

Hal Giomi, Chief Executive Officer stated, “We continue to experience quality loan growth, a steady increase in customer accounts, and greater profitability. We expect to have our new northwest Reno office to open within the next few months and look forward to bringing our  friendly community banking to that growing area.”

CURRENT ACTIVITIES

During the first quarter, the Company’s common stock and warrants were listed on NASDAQ under the symbols TBHS and TBHSW, respectively after the Company completed its secondary offering. In that offering, the Company received approximately $16 million in capital to repay debt, support the growth of Nevada Security Bank, and provide for opportunities for continued expansion. During the second quarter, we received regulatory approval for Nevada Security Bank’s fourth branch office, and we are adding new products to our loan production office capabilities. At the current time, we are looking for a larger facility for that loan production office, in the Sacramento, CA. area.

FINANCIAL PERFORMANCE

On a quarterly basis, the unaudited consolidated earnings reported for the three months ended June 30, 2004 were $86 thousand as compared to the unaudited loss for the quarter ended June 30, 2003 of $382 thousand. Each of these periods included sales of investments, with $24 thousand of losses for the quarter ended June 30, 2004 and $206 thousand of gains for the same period of the prior year. In the second quarter of 2004, net interest income before the provision for loan losses was $1.6 million, non-interest income was $146 thousand (excluding investments sales gains or losses) and non-interest expense was $1.5 million, with a net interest margin of 2.92%. These compare very favorably to net interest income before provision for loan losses of $730 thousand, non-interest income of $37 thousand, (excluding investments sales gains or losses) non-interest expense of $993 thousand and a net interest margin of 2.93% for the same period of the prior year. The provision for probable loan losses was $170 thousand for the three months ended June 30, 2004, as compared to $362 thousand for the same period of 2003. Further, the provision for undisbursed loan commitments was $32 thousand for the second quarter of 2004, as compared to $33 thousand for the same period of the prior year.

Between June 2003 and 2004, total assets grew $129 million, or 117%. During the same period, loan growth was approximately $64 million or 116%, and deposit growth was $97 million or about 99%. The Allowance for Loan Losses was $1.212 million at June 30, 2004 and represented 1.01% of outstanding gross loans at that date, as compared to $672 thousand and 1.21% of outstanding gross loans at June 30, 2003. About 20% of the Bank’s loan portfolio is government guaranteed, which has no required allowance.

Earnings per share for the quarter ended June 30, 2004 were $0.03, as compared to the loss per share of $0.27 for the same period of the prior year, and as compared to the basic loss per share of $0.40 for the year ended December 31, 2003. Return on average equity was 1.29 % and return on average assets was 0.15% for the second quarter of 2004, as compared to -13.35 % and -1.45%, respectively, for the same period of 2003, and -5.05% and -0.47% for the year ended December 31, 2003.

LOAN GROWTH & CREDIT QUALITY

Gross loans increased $70 million when comparing June 30, 2004 to June 30, 2003. In addition, during the second quarter of 2004, loans grew by $37 million or 45% when compared to December 31, 2003. Internal loan growth accounted for $26 million of this increase, while purchased and participated loan growth was about $11 million.

There are no loans past due over thirty days, neither are there any non-performing assets for the periods being reported or compared.

EARNINGS GUIDANCE

Jack Buchold, Chief Financial Officer stated, “We continue to build the franchise, believing that a strong team and solid staff supporting increasing volumes will allow us to achieve our immediate and longer term goals for 2004.” He further noted that “building relationships, expanding the customer base and our service areas should result in a million dollar net change in income when comparing the 2004 full year results to 2003.”

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. The Bank currently has contributed capital of approximately $22 million and operates two branches, one in Incline Village and another in the South Meadows area of Reno. An approved branch office in Reno, at the corner of Robb Drive and Mae Ann Avenue is scheduled to open in October, 2004. An approved branch office in Spanish Springs, NV. is expected to open during September, 2005. The President of the Bank, David A. Funk, is a long-time banker in the Reno area. For additional information, please visit www.nevadasecuritybank.com. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national and Nevada economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,

Please review the Company’s Form 10-KSB as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings, or

Nevada Security Bank

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada       Phone:  775-853-8600

FAX:    775-853-2068

Summary Selected Consolidated Financial Data

	Quarter Ended June 30, 2004	Quarter Ended June 30, 2003	Year Ended December 31, 2003
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$2,458	$1,143	$5,250
Interest expense	$825	$413	$1,893
Net interest income	$1,633	$730	$3,357
Provision for loan losses	$170	$362	$602
Non - interest income	$122	$243	$893
Non - interest expenses	$1,499	$993	$4,213
Provision for income taxes (1)	$—	$—	$—
Net income (loss)	$86	$(382)	$(565)

Period End Data
Assets	$239,742	$110,477	$166,149
Loans, gross	$119,656	$55,349	$82,671
Securities	$104,857	$48,293	$74,763
Deposits	$196,165	$98,814	$148,747
Other borrowed funds	$17,000	$7	$6,125
Shareholders’ equity	$26,096	$11,269	$10,853
Non-performing assets (3)	$—	$—	$—

Average Balance Sheet
Assets	$235,941	$105,286	$121,017
Loans, gross	$114,526	$44,713	$50,214
Deposits	$197,874	$93,045	$108,163
Shareholders’ equity	$26,658	$11,449	$11,188

Asset Quality
Non-performing assets (3)	$—	$—	$—
Allowance for loan losses	$1,212	$672	$822
Net Charge-offs	$—	$—	$—
Non-performing assets to total assets	$—	$—	$—
Allowance for loan losses to loans	1.01%	1.21%	0.99%
Net Charge-offs to average loans	$—	$—	$—

Per Common Share
Basic income (loss) per share	$0.03	$(0.27)	$(0.40)
Diluted income (loss) per share	$0.03	$(0.27)	$(0.40)
Book value per share	$8.81	$8.02	$7.72
Period end common shares outstanding	2,960,430	1,405,930	1,405,930
Weighted average shares outstanding – basic	2,959,815	1,405,930	1,405,930
Weighted average shares outstanding - diluted	3,037,352	1,405,930	1,405,930

Financial Ratios
Return on average assets	0.15%	(1.45)%	(0.47)%
Return on average equity	1.29%	(13.35)%	(5.05)%
Net interest margin (2)	2.92%	2.93%	2.91%
Tier 1 leverage capital ratio	11.38%	10.68%	7.06%

(1)          The Company does not record a provision for income taxes as a result of net operating losses.

(2)          Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.

(3)          Non-performing assets consists of  loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned . For all periods presented, there are none.

	Quarter Ended March 31, 2004	Quarter Ended March 31, 2003	Year Ended December 31, 2003
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$2,139	$976	$5,250
Interest expense	$817	$349	$1,893
Net interest income	$1,322	$627	$3,357
Provision for loan losses	$220	$90	$602
Non - interest income	$155	$329	$893
Non - interest expenses	$1,252	$923	$4,213
Provision for income taxes (1)	$—	$—	$—
Net income (loss)	$5	$(57)	$(565)

Period End Data
Assets	$236,058	$93,815	$166,149
Loans, gross	$108,719	$35,531	$82,671
Securities	$112,192	$53,861	$74,763
Deposits	$207,017	$81,935	$148,747
Other borrowed funds	$1,000	$11	$6,125
Shareholders’ equity	$27,415	$11,538	$10,853
Non-performing assets (3)	$—	$—	$—

Average Balance Sheet
Assets	$200,171	$87,281	$121,017
Loans, gross	$94,602	$29,161	$50,214
Deposits	$180,690	$74,796	$108,163
Shareholders’ equity	$15,009	$11,756	$11,188

Asset Quality
Non-performing assets (3)	$—	$—	$—
Allowance for loan losses	$1,042	$310	$822
Net Charge-offs	$—	$—	$—
Non-performing assets to total assets	$—	$—	$—
Allowance for loan losses to loans	0.96%	0.87%	0.99%
Net Charge-offs to average loans	$—	$—	$—

Per Common Share
Basic income (loss) per share	$0.00	$(0.04)	$(0.40)
Diluted income (loss) per share	$0.00	$(0.04)	$(0.40)
Book value per share	$9.27	$8.21	$7.72
Period end common shares outstanding	2,958,430	1,405,930	1,405,930
Weighted average shares outstanding	1,718,746	1,405,930	1,405,930

Financial Ratios
Return on average assets	0.00%	(.07)%	-0.47%
Return on average equity	0.03%	(.48)%	-5.05%
Net interest margin (2)	2.79%	3.06%	2.91%
Tier 1 leverage capital ratio	13.75%	13.32%	7.06%

(1)          The Company does not record a provision for income taxes as a result of net operating losses.

(2)          Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.

(3)          Non-performing assets consists of  loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned . For all periods presented, there are none.